Exhibit 10-BBv

FOURTH AMENDED AND RESTATED LEASE AGREEMENT

Dated as of June 27, 2013
between
SUNTRUST BANK,
as Lessor
and
TECH DATA CORPORATION,
as Lessee

This Fourth Amended and Restated Lease Agreement is subject to a security interest in favor of SunTrust Equity Funding, LLC, as Agent (the “Agent”) under a Fourth Amended and Restated Security Agreement dated as of June 27, 2013, among SunTrust Bank and the Agent, as further amended, modified, supplemented, restated or replaced from time to time. This Fourth Amended and Restated Lease Agreement has been executed in several counterparts. To the extent, if any, that this Fourth Amended and Restated Lease Agreement constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Fourth Amended and Restated Lease Agreement may be created through the transfer or possession of any counterpart other than the original counterpart containing the receipt therefor executed by the Agent on the signature page hereof.

TABLE OF CONTENTS

Article I1
Section 1.1.Definitions    1
Article II1
Section 2.1.Property    1
Section 2.2.Lease Term    1
Section 2.3.Title    2
Section 2.4.Lease Supplements    2
Section 2.5.Subsidiaries as Lessee    2
Article III2
Section 3.1.Rent    2
Section 3.2.Payment of Basic Rent    3
Section 3.3.Supplemental Rent    3
Section 3.4.Performance on a Non‑Business Day    3
Section 3.5.Rent Payment Provisions    3
Article IV4
Section 4.1.Utility Charges; Taxes    4
Article V4
Section 5.1.Quiet Enjoyment    4
Article VI4
Section 6.1.Net Lease    4
Section 6.2.No Termination or Abatement    5
Article VII5
Section 7.1.Ownership of the Properties    5
Article VIII6
Section 8.1.Condition of the Properties    6
Section 8.2.Possession and Use of the Properties    7
Article IX8
Section 9.1.Compliance with Legal Requirements and Insurance Requirements    8
Article X8
Section 10.1.Maintenance and Repair; Return    8
Section 10.2.Environmental Inspection    9
Article XI10
Section 11.1.Modifications    10
Article XII10
Section 12.1.Warranty of Title    10
Article XIII11
Section 13.1.Permitted Contests Other Than in Respect of Indemnities    11
Article XIV11
Section 14.1.Public Liability and Workers’ Compensation Insurance    11
Section 14.2.Hazard and Other Insurance    12
Section 14.3.Coverage    12
Section 14.4.Additional Insurance Requirements    13
Article XV13
Section 15.1.Casualty and Condemnation    13
Section 15.2.Environmental Matters    15
Section 15.3.Notice of Environmental Matters    15
Article XVI15
Section 16.1.Termination Upon Certain Events. If any of the following occur    15
Section 16.2.Procedures    16
Article XVII16
Section 17.1.Lease Events of Default    16
Section 17.2.Surrender of Possession    19
Section 17.3.Reletting    20
Section 17.4.Damages    20
Section 17.5.Final Liquidated Damages    21
Section 17.6.Waiver of Certain Rights    21
Section 17.7.Assignment of Rights Under Contracts    21
Section 17.8.Environmental Costs    22
Section 17.9.Remedies Cumulative    22
Section 17.10.Notice of Default or Event of Default    22
Section 17.11.Lessee’s Option to Cure by Purchase of All Properties    22
Section 17.12.Liability Limited    22
Article XVIII23
Section 18.1.Lessor’s Right to Cure Lessee’s Lease Defaults    23
Article XIX23
Section 19.1.No Termination With Respect to Less than All of a Property    23
Article XX23
Section 20.1.Purchase Prior to End of Term; Purchase, Renewal or Sale Option; Purchase of Excess Land.    23
Article XXI25
Section 21.1.Renewal    25
Article XXII26
Section 22.1.Sale Procedure    26
Section 22.2.Application of Proceeds of Sale    29
Section 22.3.Indemnity for Excessive Wear    29
Section 22.4.Appraisal Procedure    30
Section 22.5.Certain Obligations Continue    30
Article XXIII30
Section 23.1.Risk of Loss    30
Article XXIV30
Section 24.1.Assignment    30
Section 24.2.Subleases    31
Article XXV32
Section 25.1.No Waiver    32
Article XXVI32
Section 26.1.Acceptance of Surrender    32
Section 26.2.No Merger of Title    32
Article XXVII32
Section 27.1.Notices    32
Article XXVIII32
Section 28.1.Miscellaneous    32
Section 28.2.Amendments and Modifications    32
Section 28.3.Successors and Assigns    32
Section 28.4.Headings and Table of Contents    33
Section 28.5.Counterparts    33
Section 28.6.GOVERNING LAW    33
Section 28.7.Calculation of Rent    33
Section 28.8.Memoranda of Lease and Lease Supplements    33
Section 28.9.Allocations between the Financing Parties    33
Section 28.10.Limitations on Recourse    33
Section 28.11.WAIVERS OF JURY TRIAL    33
Section 28.12.Original Leases    34
Section 28.13.Mortgage Grant and Remedies    34
Section 28.14.Exercise of Lessor Rights    34

FOURTH AMENDED AND RESTATED LEASE AGREEMENT
THIS FOURTH AMENDED AND RESTATED LEASE AGREEMENT (as further amended, supplemented or modified from time to time, this “Lease”), dated as of June 27, 2013, is between SUNTRUST BANK, having its principal office at c/o SunTrust Equity Funding, LLC, 3333 Peachtree Road, NE, 10th Floor, MC 3951, Atlanta, Georgia 30326, as lessor (the “Lessor”), and TECH DATA CORPORATION, a Florida corporation, having its principal place of business at 5350 Tech Data Drive, Clearwater, Florida, as lessee (the “Lessee”).
W I T N E S S E T H:
A.    WHEREAS, Lessor and Lessee entered into a Third Amended and Restated Lease Agreement, dated as of June 27, 2008 (as amended prior to the date hereof, the “Existing Lease”), pursuant to which the Lessor leased certain Properties to Lessee (or to certain Subsidiaries acting as alternative lessees); and
B.    WHEREAS, the Lessee desires to renew the Existing Lease, and Lessee and Lessor desire to amend and restate the Existing Lease on the terms and conditions set forth herein; and
C.    WHEREAS, Lessor desires to continue to lease to Lessee (or to certain alternative Lessees permitted by Section 2.5), and Lessee desires to continue to lease (or cause such alternative Lessees to lease) from Lessor, each Property;
NOW, THEREFORE, in consideration of the foregoing, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Existing Lease is hereby amended and restated in its entirety, and the parties hereto agree as follows:
Article I

Section 1.1.    Definitions. Capitalized terms used but not otherwise defined in this Lease have the respective meanings specified in Appendix A to the Fourth Amended and Restated Participation Agreement of even date herewith (as such may be further amended, modified, supplemented, restated and/or replaced from time to time, the “Participation Agreement”) among the Lessee, the Lessor, the Lenders party thereto and the Agent.
ARTICLE II
Section 2.1.    Property. Subject to the terms and conditions hereinafter set forth and contained in the respective Lease Supplement relating to each Property, Lessor hereby leases to Lessee and Lessee hereby leases from Lessor, each Property (including, without limitation, any Improvements constructed after the date hereof pursuant to the Construction Agency Agreement).
Section 2.2.    Lease Term. The term of this Lease with respect to each Property (the “Term”) has previously commenced and shall end on June 27, 2018 (the “Basic Term Expiration Date”), unless the Term is earlier terminated in accordance with the provisions of this Lease or unless this Lease shall be renewed in accordance with Section 21.1.
Section 2.3.    Title. Each Property is leased to Lessee without any representation or warranty, express or implied, by Lessor and subject to the rights of parties in possession (if any), the existing state of title (including, without limitation, the Permitted Liens) and all applicable Legal Requirements. Lessee shall in no event have any recourse against Lessor for any defect in Lessor’s title to any Property, other than for Lessor Liens.
Section 2.4.    Lease Supplements. Lessee and SunTrust Equity Funding, LLC (as the predecessor in interest to Lessor with respect to the Properties) previously executed and delivered a Lease Supplement for each Property, which Lease Supplements were assigned to Lessor. Lessee and Lessor hereby acknowledge that such Lease Supplements, as so assigned to Lessor, remain in full force and effect. Lessee agrees to promptly execute and deliver such assignments, consents and acknowledgements as Lessor shall reasonably request to evidence and record such assignment of the Lease Supplements to Lessor, or the continued effectiveness and validity of such Lease Supplements.
Section 2.5.    Subsidiaries as Lessee. Subject to the consent of the Agent and the delivery of such agreements and documents as the Agent may require (including without limitation the Guaranty of Tech Data), documents perfecting the liens of the Agent and the Financing Parties under the Operative Agreements and written opinions of counsel for the Lessee and any applicable Subsidiary, a Subsidiary of Tech Data may become party to this Lease as a Lessee (each, an “alternative Lessee”) of a Property, and shall be liable (jointly and severally with Tech Data) for all obligations as Lessee. Without limiting the generality of the foregoing, (a) Tech Data shall remain fully liable for all obligations as Lessee with respect to each Property, and (b) Tech Data, as and on behalf of the Lessee with respect to each Property, shall have the right to give any notice, consent or waiver, to exercise any option permitted under any Operative Agreement, and to agree to any amendment or modification with respect to any Operative Agreement or any Property (and each alternative Lessee hereby grants to Tech Data an irrevocable power-of-attorney to take any such actions) without the necessity of obtaining any consent of any alternative Lessee, and any other party to the Operative Agreements shall be fully protected in relying on any such actions taken by Tech Data or (with respect to the applicable Property) by an alternative Lessee. Without limiting the generality of the foregoing, any Operative Agreement may be amended or modified without obtaining the consent of any alternative Lessee.
ARTICLE III
Section 3.1.    Rent.
(a)    Lessee shall pay Basic Rent on each Payment Date, and on any date on which this Lease shall terminate with respect to any or all Properties during the Term.
(b)    Basic Rent shall be due and payable in lawful money of the United States and shall be paid in immediately available funds on the due date therefor (or within the applicable grace period) to such account or accounts as Lessor or the Agent shall from time to time direct.
(c)    Lessee’s inability or failure to take possession of all or any portion of any Property when it was delivered by Lessor, whether or not attributable to any act or omission of the Lessor, Lessee or any other Person, or for any other reason whatsoever, shall not delay or otherwise affect Lessee’s obligation to pay Rent for such Property in accordance with the terms of this Lease.
Section 3.2.    Payment of Basic Rent. Basic Rent shall be paid absolutely net to Lessor or its designee, so that this Lease shall yield to Lessor the full amount of Basic Rent, without setoff, deduction or reduction.
Section 3.3.    Supplemental Rent. Lessee shall pay to Lessor or its designee or to the Person entitled thereto any and all Supplemental Rent promptly as the same shall become due and payable, without setoff, deduction or reduction, and if Lessee fails to pay any Supplemental Rent, Lessor shall have all rights, powers and remedies provided for herein or by law or equity or otherwise in the case of nonpayment of Basic Rent. Without limiting the generality of the definition of “Supplemental Rent,” Lessee shall pay to Lessor as Supplemental Rent, among other things, on demand, to the extent permitted by applicable Legal Requirements, (a) any and all unpaid fees, charges, prepayment penalties, Taxes, insurance costs, indemnities, expenses, payments and other obligations (except the obligations of Lessor to pay the principal amount of the Loans and except the obligations of Lessor to pay any fees, expenses or other amounts as the result of an occurrence of a Credit Agreement Event of Default that was not caused by, or related to, a Lease Default or Lease Event of Default) due and owing by Lessor or the Lessee under the Credit Agreement or any other Operative Agreement and (b) interest and Yield at the applicable Overdue Rate on any installment of Basic Rent not paid when due for the period for which the same shall be overdue and on any payment of Supplemental Rent not paid when due or demanded by the appropriate Person for the period from the due date or the date of any such demand, as the case may be, until the same shall be paid. The expiration or other termination of Lessee’s obligations to pay Basic Rent hereunder shall not limit or modify the obligations of Lessee with respect to Supplemental Rent. Unless expressly provided otherwise in this Lease, in the event of any failure on the part of Lessee to pay and discharge any Supplemental Rent as and when due, Lessee shall also promptly pay and discharge any fine, penalty, interest or cost which may be assessed or added, pursuant to any Operative Agreement or otherwise, in each case for nonpayment or late payment of such Supplemental Rent, all of which shall also constitute Supplemental Rent.
Section 3.4.    Performance on a Non‑Business Day. If any Basic Rent is required hereunder on a day that is not a Business Day, then such Basic Rent shall be due on the corresponding Scheduled Interest Payment Date. If any Supplemental Rent is required hereunder on a day that is not a Business Day, then such Supplemental Rent shall be due on the next succeeding Business Day.
Section 3.5.    Rent Payment Provisions. Lessee shall make payment of all Basic Rent and Supplemental Rent when due regardless of whether any of the Operative Agreements pursuant to which same is calculated and is owing shall have been rejected, avoided or disavowed in any bankruptcy or insolvency proceeding involving any of the parties to any of the Operative Agreements. Such provisions of such Operative Agreements and their related definitions are incorporated herein by reference and shall survive any termination, amendment or rejection of any such Operative Agreements.
ARTICLE IV
Section 4.1.    Utility Charges; Taxes. Lessee shall pay or cause to be paid all charges for electricity, power, gas, oil, water, telephone, sanitary sewer service and all other rents and utilities used in or on a Property and related real property during the Term. Lessee shall be entitled to receive any credit or refund with respect to any utility charge paid by Lessee, provided that Lessee must collect any such credit or refund from Lessor or the respective utility company (as the case may be) and shall not be entitled to offset any such amount owed to Lessee against Rent payable by the Lessee hereunder. Unless a Lease Default or Lease Event of Default shall have occurred and be continuing, the amount of any credit or refund received by Lessor on account of any utility charges paid by Lessee, net of the costs and expenses incurred by Lessor in obtaining such credit or refund, shall be promptly paid over to Lessee. In addition, Lessee shall pay or cause to be paid all taxes or tax assessments against a Property. All charges for utilities and all taxes or tax assessments imposed with respect to a Property for a billing period (or in the cases of tax assessments, a tax period) during which this Lease expires or terminates shall be adjusted and prorated on a daily basis between Lessor and Lessee, and each party shall pay or reimburse the other for such party’s pro rata share thereof.
ARTICLE V
Section 5.1.    Quiet Enjoyment. Subject to the rights of Lessor contained in Sections 17.2 and 17.3 and the other terms of this Lease and the other Operative Agreements and so long as no Lease Event of Default shall have occurred and be continuing, Lessee shall peaceably and quietly have, hold and enjoy each Property for the applicable Term, free of any claim or other action by Lessor or anyone rightfully claiming by, through or under Lessor (other than Lessee) with respect to any matters arising from and after the applicable Basic Term Commencement Date.
ARTICLE VI
Section 6.1.    Net Lease. This Lease shall constitute a net lease. Lessee shall pay all operating expenses arising out of the use, operation or occupancy of each Property. Any present or future law to the contrary notwithstanding, this Lease shall not terminate, nor shall Lessee be entitled to any abatement, suspension, deferment, reduction, setoff, counterclaim, or defense with respect to the Rent, nor shall the obligations of Lessee hereunder be affected (except as expressly herein permitted and by performance of the obligations in connection therewith) by reason of: (a) any damage to or destruction of any Property or any part thereof; (b) any taking of any Property or any part thereof or interest therein by Condemnation or otherwise; (c) any prohibition, limitation, restriction or prevention of Lessee’s use, occupancy or enjoyment of any Property or any part thereof, or any interference with such use, occupancy or enjoyment by any Person or for any other reason; (d) any title defect, Lien or any matter affecting title to any Property; (e) any eviction by paramount title or otherwise, or any constructive eviction; (f) any default by Lessor hereunder; (g) any action for bankruptcy, insolvency, reorganization, liquidation, dissolution or other proceeding relating to or affecting the Agent, any Financing Party, Lessee or any Governmental Authority; (h) the impossibility or illegality of performance by Lessor, Lessee or both; (i) any action of any Governmental Authority or any other Person; (j) Lessee’s acquisition of ownership of all or part of any Property; (k) breach of any warranty or representation with respect to any Property or any Operative Agreement; (l) any defect in the condition, quality or fitness for use of any Property or any part thereof; or (m) any other cause or circumstance whether similar or dissimilar to the foregoing and whether or not Lessee shall have notice or knowledge of any of the foregoing. The foregoing clause (j) shall not prevent the termination of this Lease in accordance with the terms hereof if the Lessee purchases all of the Properties pursuant to Section 20.1, or the termination of the Lease with respect to an individual Property if the Lessee purchases such Property pursuant to Section 20.1. The parties intend that the obligations of Lessee hereunder shall be covenants, agreements and obligations that are separate and independent from any obligations of Lessor hereunder and shall continue unaffected unless such covenants, agreements and obligations shall have been modified or terminated in accordance with an express provision of this Lease. Lessor and Lessee acknowledge and agree that the provisions of this Section 6.1 have been specifically reviewed and subject to negotiation.
Section 6.2.    No Termination or Abatement. Lessee shall remain obligated under this Lease in accordance with its terms and shall not take any action to terminate, rescind or avoid this Lease, notwithstanding any action for bankruptcy, insolvency, reorganization, liquidation, dissolution, or other proceeding affecting Lessor, any other Person or any Governmental Authority, or any action with respect to this Lease or any Operative Agreement which may be taken by any trustee, receiver or liquidator of Lessor, any other Person or any Governmental Authority or by any court with respect to Lessor, any other Person or any Governmental Authority. Lessee hereby waives all right (a) to terminate or surrender this Lease (except as permitted under the terms of the Operative Agreements) or (b) to avail itself of any abatement, suspension, deferment, reduction, setoff, counterclaim or defense with respect to any Rent. Lessee shall remain obligated under this Lease in accordance with its terms and Lessee hereby waives any and all rights now or hereafter conferred by statute or otherwise to modify or to avoid strict compliance with its obligations under this Lease. Notwithstanding any such statute or otherwise, Lessee shall be bound by all of the terms and conditions contained in this Lease.
ARTICLE VII
Section 7.1.    Ownership of the Properties.
(a)    Lessor and Lessee intend that for federal and all state and local income tax purposes and other tax purposes, for bankruptcy purposes, creditors’ rights purposes, environmental law purposes, for purposes of exercising remedies against the Lessee or the Properties, and for all other legal purposes (A) this Lease will be treated as a loan and financing arrangement and not a true lease, (B) Lessee will be treated as the owner of the Properties and will be entitled to all tax benefits ordinarily available to owners of property similar to the Properties for such tax purposes, and (C) all payments of Basic Rent shall be deemed to be interest payments. Consistent with the foregoing, Lessee intends to claim depreciation and cost recovery deductions associated with the Property, and Lessor agrees not to take any inconsistent position on its income tax returns. Neither the Agent nor any Financing Party makes any representation or warranty with respect to the foregoing matters described in this Section 7.1 and will assume no liability for the Lessee’s accounting or tax treatment of this transaction.
(b)    Lessor and Lessee further intend and agree that, for the purpose of securing Lessee’s obligations hereunder, (i) this Lease shall be deemed to be a security agreement and financing statement within the meaning of Article 9 of the Uniform Commercial Code respecting each of the Properties to the extent such is personal property and an irrevocable grant and conveyance of a lien and deed of trust or mortgage, as applicable, on each of the Properties to the extent such is real property; (ii) the acquisition of title (or to the extent applicable, a leasehold interest) in each Property referenced in Article II shall be deemed to be (A) a grant by Lessee to Lessor of a lien on and security interest in all of Lessee’s right, title and interest in and to each Property and all proceeds (including without limitation insurance proceeds) of any of the Property, whether in the form of cash, investments, securities or other property, and (B) an assignment by Lessee to Lessor of all rents, profits and income produced by any of the Property; and (iii) notifications to Persons holding such property, and acknowledgments, receipts or confirmations from financial intermediaries, bankers or agents (as applicable) of Lessee shall be deemed to have been given for the purpose of perfecting such security interest under applicable law. Lessor and Lessee shall promptly take such actions as may be necessary or advisable in either party’s opinion (including without limitation the filing of Uniform Commercial Code Financing Statements or Uniform Commercial Code Fixture Filings) to ensure that the lien and security interest in each Property will be deemed to be a perfected lien, mortgage or deed of trust, as applicable, and security interest of first priority under applicable law and will be maintained as such throughout the Term.
ARTICLE VIII
Section 8.1.    Condition of the Properties. LESSEE ACKNOWLEDGES AND AGREES THAT IT IS LEASING EACH PROPERTY “AS IS” WITHOUT REPRESENTATION, WARRANTY OR COVENANT (EXPRESS OR IMPLIED) BY LESSOR AND IN EACH CASE SUBJECT TO (A) THE EXISTING STATE OF TITLE, (B) THE RIGHTS OF ANY PARTIES IN POSSESSION THEREOF (IF ANY), (C) ANY STATE OF FACTS WHICH AN ACCURATE SURVEY OR PHYSICAL INSPECTION MIGHT SHOW, (D) ALL APPLICABLE LEGAL REQUIREMENTS AND (E) VIOLATIONS OF LEGAL REQUIREMENTS WHICH MAY EXIST ON THE DATE OF THE APPLICABLE LEASE SUPPLEMENT OR THE DATE HEREOF. NEITHER THE AGENT NOR ANY FINANCING PARTY HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION, WARRANTY OR COVENANT (EXPRESS OR IMPLIED) OR SHALL BE DEEMED TO HAVE ANY LIABILITY WHATSOEVER AS TO THE TITLE, VALUE, HABITABILITY, USE, CONDITION, DESIGN, OPERATION, MERCHANTABILITY OR FITNESS FOR USE OF ANY PROPERTY (OR ANY PART THEREOF), OR ANY OTHER REPRESENTATION, WARRANTY OR COVENANT WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY PROPERTY (OR ANY PART THEREOF), AND NEITHER THE AGENT NOR ANY FINANCING PARTY SHALL BE LIABLE FOR ANY LATENT, HIDDEN, OR PATENT DEFECT THEREON OR THE FAILURE OF ANY PROPERTY, OR ANY PART THEREOF, TO COMPLY WITH ANY LEGAL REQUIREMENT. THE LESSEE HAS OR WILL HAVE BEEN AFFORDED FULL OPPORTUNITY TO INSPECT EACH PROPERTY AND THE IMPROVEMENTS THEREON (IF ANY), IS OR WILL BE (INSOFAR AS THE AGENT AND EACH FINANCING PARTY ARE CONCERNED) SATISFIED WITH THE RESULTS OF ITS INSPECTIONS AND IS ENTERING INTO THIS LEASE SOLELY ON THE BASIS OF THE RESULTS OF ITS OWN INSPECTIONS, AND ALL RISKS INCIDENT TO THE MATTERS DESCRIBED IN THE PRECEDING SENTENCE, AS BETWEEN THE AGENT AND THE FINANCING PARTIES, ON THE ONE HAND, AND THE LESSEE, ON THE OTHER HAND, ARE TO BE BORNE BY LESSEE.
Section 8.2.    Possession and Use of the Properties.
(a)    At all times during the Term with respect to each Property, such Property shall be used by Lessee in the ordinary course of its business. Lessee shall pay, or cause to be paid, all charges and costs required in connection with the use of the Properties as contemplated by this Lease. Lessee shall not commit or permit any waste of the Properties or any part thereof.
(b)    Lessee represents and warrants that its location (as defined in Section 9-307 of the Uniform Commercial Code of any applicable jurisdiction) is Florida, and Lessee will provide Lessor with prior written notice of any change of such location. Regarding each Property, Lessee represents and warrants that each Lease Supplement correctly identifies the initial location of the related Improvements and contains an accurate legal description for the related parcel of Land. Lessee has no other places of business where the Improvements will be located other than those identified on the applicable Lease Supplement.
(c)    Lessee will not attach or incorporate any item included in the Improvements related to any Property to or in any item of equipment or personal property or to or in any real property (except the Land identified in the related Lease Supplement) in a manner that could give rise to the assertion of any Lien (other than a Permitted Lien) on such item by reason of such attachment or the assertion of a claim that such item is subject to a Lien in favor of a third party that is prior to the Liens thereon created by the Operative Agreements.
(d)    Each Lease Supplement delivered under the terms of this Lease contained, in regard to the relevant Property, an Improvement Schedule that had a complete description of each Improvement and a legal description of the Land, to be leased hereunder as of the date of such Lease Supplement. Such Improvements and Land have been accepted by Lessee for all purposes of this Lease and are subject to this Lease.
(e)    At all times during the Term with respect to each Property, Lessee will comply with all obligations under, and (to the extent no Event of Default has occurred and is continuing and provided that such exercise will not impair the value of such Property) shall be permitted to exercise all rights and remedies under, all operation and easement agreements and related or similar agreements applicable to such Property.
ARTICLE IX
Section 9.1.    Compliance with Legal Requirements and Insurance Requirements. Subject to the terms of Article XIII relating to permitted contests, Lessee, at its sole cost and expense, shall (i) comply with all Legal Requirements (including without limitation all Environmental Laws), and all Insurance Requirements relating to the Properties, including the use, development, construction, operation, maintenance, repair, refurbishment and restoration thereof, whether or not compliance therewith shall require structural or extraordinary changes in the Improvements or interfere with the use and enjoyment of the Properties, and (ii) procure, maintain and comply with all licenses, permits, orders, approvals, consents and other authorizations required for the construction, use, maintenance and operation of the Properties and for the use, development, construction, operation, maintenance, repair and restoration of the Improvements.
ARTICLE X
Section 10.1.    Maintenance and Repair; Return.
(a)    Lessee, at its sole cost and expense, shall maintain each Property in good condition, repair and working order (ordinary wear and tear excepted) and make all necessary repairs thereto, of every kind and nature whatsoever, whether interior or exterior, ordinary or extraordinary, structural or nonstructural, or foreseen or unforeseen, in each case as required by all Legal Requirements, Insurance Requirements, and manufacturer’s specifications and standards and on a basis consistent with the operation and maintenance of properties or equipment comparable in type and function to the applicable Property and in compliance with standard industry practice, subject, however, to the provisions of Article XV with respect to Condemnation and Casualty.
(b)    Lessee shall not move or relocate any component of any Property beyond the boundaries of the Land described in the applicable Lease Supplement without Lessor’s prior written consent, which consent shall not be unreasonably withheld or delayed.
(c)    If any material component of any Property becomes worn out, lost, destroyed, damaged beyond repair or otherwise permanently rendered unfit for use, Lessee, at its own expense, will within a reasonable time replace such component with a replacement component which is free and clear of all Liens (other than Permitted Liens) and has a value, utility and useful life at least equal to the component replaced. All components which are added to any Property (other than Severable Improvements not financed by Fundings) shall immediately become the property of, and title thereto shall vest in, Lessor, and shall be deemed incorporated in such Property and subject to the terms of this Lease as if originally leased hereunder. Lessee may remove, without the Lessor’s consent, any Severable Improvements that were not financed by Fundings so long as Lessee (at its own expense) repairs any damage to the Property as the result of such removal in accordance with the terms of this Section 10.1 and, after giving effect to such removal, the related Property is in compliance with all Legal Requirements and Insurance Requirements.
(d)    Upon reasonable advance notice, Lessor and its agents shall have the right to inspect each Property and all maintenance records with respect thereto at any reasonable time during normal business hours but shall not materially disrupt the business of Lessee and shall follow all security requirements and visitor’s rules.
(e)    Lessor or the Agent (at Lessee’s sole expense) may cause to be prepared (at Lessee’s sole expense) any additional Appraisals (or reappraisals) as Lessor or the Agent may deem appropriate (i) if a Lease Event of Default or a Guaranty Event of Default has occurred and is continuing, or (ii) if any one of the Agent or any Financing Party is required pursuant to any applicable Legal Requirement to obtain such an Appraisal (or reappraisal).
(f)    Lessor shall under no circumstances be required to build any improvements on any Property, make any repairs, replacements, alterations or renewals of any nature or description to any Property, make any expenditure whatsoever in connection with this Lease or maintain any Property in any way. Lessor shall not be required to maintain, repair or rebuild all or any part of any Property, and Lessee waives the right to (i) require Lessor to maintain, repair, or rebuild all or any part of any Property (unless such repairs are needed to cure damage to a Property caused by the gross negligence or willful misconduct of the Lessor), or (ii) make repairs at the expense of Lessor pursuant to any Legal Requirement, Insurance Requirement, contract, agreement, covenants, condition or restriction at any time in effect.
(g)    Lessee shall, upon the expiration of the Term or earlier termination of this Lease with respect to a Property, if Lessee shall not have exercised its Purchase Option with respect to such Property, surrender such Property to Lessor, or the third party purchaser, as the case may be, subject to Lessee’s obligations under this Lease (including without limitation Sections 9.1, 10.1(a)‑(f), 10.2, 11.1, 12.1, 15.1, 22.1 and 23.1).
Section 10.2.    Environmental Inspection. If Lessee has given notice pursuant to Section 20.1(b) of its election to remarket the Properties pursuant to Section 22.1, not more than one hundred twenty (120) days nor less than sixty (60) days prior to the Expiration Date, Lessee shall, if requested by Lessor and the Agent, at Lessee’s sole cost and expense, provide to Lessor and the Agent a report by a reputable environmental consultant selected by Lessee, which report shall be in form and substance reasonably satisfactory to Lessor and the Agent and shall include without limitation a “Phase I” environmental report (or update of a prior “Phase I” report that was previously delivered to the Lessor and the Agent) on each of the Properties. If the report delivered pursuant to the preceding sentence recommends that a “Phase II” report or other supplemental report be obtained, the Lessee shall, at its own cost and expense, not less than thirty (30) days prior to the Expiration Date, provide to Lessor and the Agent such “Phase II” or other report, in form and substance reasonably satisfactory to Lessor and the Agent. If Lessee fails to provide such Phase I, Phase II or other supplemental reports with respect to any Property within the time periods required by this Section 10.2, or if such report or reports are not satisfactory in scope or content to the Agent or the Lessor (in their sole discretion), then notwithstanding any other provision of this Lease, Lessor may require Lessee to purchase all of the Properties on the Expiration Date for the Termination Value thereof, plus all Rent due and payable, and all other amounts due and owing under any Operative Agreement.
ARTICLE XI
Section 11.1.    Modifications. Lessee at its sole cost and expense, at any time and from time to time without the consent of Lessor may make alterations, renovations, improvements and additions to any Property or any part thereof and substitutions and replacements therefor (collectively, “Modifications”) (and shall make any Modification required by applicable Legal Requirements or by any Governmental Authority); provided, that: (i) except for any Modification required to be made pursuant to a Legal Requirement, no Modification shall materially impair the value, utility or useful life of any Property from that which existed immediately prior to such Modification; (ii) the Modification shall be done expeditiously and in a good and workmanlike manner; (iii) Lessee shall comply with all Legal Requirements (including all Environmental Laws) and Insurance Requirements applicable to the Modification, including without limitation the obtaining of all permits and certificates of occupancy, and the structural integrity of any Property shall not be adversely affected; (iv) to the extent required by Section 14.2(a), Lessee shall maintain builders’ risk insurance at all times when a Modification is in progress; (v) subject to the terms of Article XIII relating to permitted contests, Lessee shall pay all costs and expenses and discharge any Liens (other than Permitted Liens) arising with respect to the Modification; (vi) such Modification shall comply with the requirements of this Lease (including without limitation Sections 8.2 and 10.1); and (vii) no Improvements shall be demolished unless (x) such Improvement is a Severable Improvement and (y) Lessee shall finance the proposed Modification outside of this lease facility. Modifications that are Severable Improvements shall become property of the Lessee, and title to such Modifications shall rest with the Lessee. Except as set forth in the immediately preceding sentence, title to each Modification shall immediately vest in Lessor, and each such Modification shall be subject to this Lease.
ARTICLE XII
Section 12.1.    Warranty of Title.
(a)    Lessee agrees that, except as otherwise provided herein and subject to the terms of Article XIII relating to permitted contests, Lessee shall not directly or indirectly create or allow to remain, and shall promptly discharge at its sole cost and expense, (i) any Lien, defect, attachment, levy, title retention agreement or claim upon any Property or any Modifications or (ii) any Lien, attachment, levy or claim with respect to the Rent or with respect to any amounts held by the Agent pursuant to the Credit Agreement, in each case other than Permitted Liens and Lessor Liens. Lessee shall promptly notify Lessor in the event it receives actual knowledge that a Lien other than a Permitted Lien or Lessor Lien has occurred with respect to a Property, and Lessee represents and warrants to, and covenants with, Lessor that the Liens in favor of the Lessor created by the Operative Agreements are first priority perfected Liens, subject only to Permitted Liens.
(b)    Nothing contained in this Lease shall be construed as constituting the consent or request of Lessor, expressed or implied, to or for the performance by any contractor, mechanic, laborer, materialman, supplier or vendor of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to any Property or any part thereof. NOTICE IS HEREBY GIVEN THAT LESSOR IS NOT AND SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO LESSEE, OR TO ANYONE HOLDING A PROPERTY OR ANY PART THEREOF THROUGH OR UNDER LESSEE, AND THAT NO MECHANIC’S OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LESSOR IN AND TO ANY PROPERTY.
ARTICLE XIII
Section 13.1.    Permitted Contests Other Than in Respect of Indemnities. Except to the extent otherwise provided for in Section 10 of the Participation Agreement, Lessee, on its own or on Lessor’s behalf but at Lessee’s sole cost and expense, may contest, by appropriate administrative or judicial proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any Legal Requirement, or utility charges payable pursuant to Section 4.1 or any Lien, attachment, levy, encumbrance or encroachment, and Lessor agrees not to pay, settle or otherwise compromise any such item, provided that (a) the commencement and continuation of such proceedings shall suspend the collection of any such contested amount from, and suspend the enforcement thereof against, the applicable Property, the Agent and each Financing Party; (b) there shall not be imposed a Lien (other than Permitted Liens) on any Property and no part of any Property nor any Rent shall be in any danger of being sold, forfeited, lost or deferred; (c) at no time during the permitted contest shall there be a risk of the imposition of criminal liability or material civil liability on the Agent or any Financing Party for failure to comply therewith; and (d) in the event that, at any time, there shall be a material risk of extending the application of such item beyond the end of the Term, then Lessee shall deliver to Lessor an Officer’s Certificate certifying as to the matters set forth in clauses (a), (b) and (c) of this Section 13.1. Lessor, at Lessee’s sole cost and expense, shall execute and deliver to Lessee such authorizations and other documents as may reasonably be required in connection with any such contest and, if reasonably requested by Lessee, shall join as a party therein at Lessee’s sole cost and expense.
ARTICLE XIV
Section 14.1.    Public Liability and Workers’ Compensation Insurance. During the Term of each Property, Lessee shall procure and carry, at Lessee’s sole cost and expense, commercial general liability insurance for claims for injuries or death sustained by persons or damage to property while on the Properties and such other public liability coverages as are then customarily carried by similarly situated companies conducting business similar to that conducted by Lessee. Such insurance shall be on terms and in amounts (and with deductibles and limitations on coverage) that are (a) reasonably satisfactory to Lessor and the Agent and (b) no less favorable than insurance maintained by Lessee with respect to similar properties and equipment that it owns and are then carried by similarly situated companies conducting business similar to that conducted by Lessee. The policies shall be endorsed to name the Agent and the Financing Parties as additional insureds. The policies shall also specifically provide that such policies shall be considered primary insurance which shall apply to any loss or claim before any contribution by any insurance which the Agent or any Financing Party may have in force. Lessee shall, in the operation of the Properties, comply with the applicable workers’ compensation laws and protect the Agent and each Financing Party against any liability under such laws.
Section 14.2.    Hazard and Other Insurance.
(a)    During the Term for each Property, Lessee shall keep, or cause to be kept, such Property insured against loss or damage by fire and all other risks, and shall maintain builders’ risk insurance during construction of any Improvements or Modifications, in each case in amounts not less than the replacement value from time to time of such Property and on terms that (i) are no less favorable than insurance covering other similar properties owned by Lessee and (ii) are then carried by similarly situated companies conducting business similar to that conducted by Lessee. The policies shall be endorsed to name Lessor and the Agent (for itself and on behalf of the Financing Parties), to the extent of their respective interests, as additional insureds and loss payees; provided, that so long as no Lease Event of Default has occurred and is continuing, any loss payable under the insurance policies required by this Section will be paid to Lessee.
(b)    If during the Term with respect to a Property the area in which such Property is located is designated a “flood‑prone” area pursuant to the Flood Disaster Protection Act of 1973, or any amendments or supplements thereto, then Lessee shall comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973. In addition, Lessee will fully comply with the requirements of the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as each may be amended from time to time, and with any other Legal Requirement concerning flood insurance to the extent that it may apply to any such Property.
Section 14.3.    Coverage.
(a)    As of the date of this Lease and annually thereafter, Lessee shall furnish Lessor and the Agent with certificates prepared by the insurers or insurance broker of Lessee showing the insurance required under Sections 14.1 and 14.2 to be in effect, naming (except with respect to workers’ compensation insurance) the Agent and each Financing Party as an additional insured on all insurance described in Section 14.1, and the Agent (for itself and on behalf of the Financing Parties) as additional insured and loss payee on all insurance described in Section 14.2, and in each case evidencing the other requirements of this Article XIV. All such insurance shall be at the cost and expense of Lessee and provided by nationally recognized, financially sound insurance companies with an A.M. Best rating of not less than A- (A minus). Such certificates shall include a provision for thirty (30) days’ advance written notice by the insurer to Lessor and the Agent in the event of cancellation or material alteration of such insurance. If a Lease Event of Default has occurred and is continuing and Lessor so requests, Lessee shall deliver to Lessor copies of all insurance policies required by Sections 14.1 and 14.2.
(b)    Lessee agrees that any insurance policy required by Sections 14.1, 14.2(a) and 14.2(b) shall include an appropriate provision that in respect of the interests of each additional insured, such policy will not be invalidated should Lessee waive any or all rights of recovery against any party for losses covered by such policy or due to any breach of warranty, fraud, action, inaction or misrepresentation by Lessee or any Person acting on behalf of Lessee. Lessee hereby waives any and all such rights against the Agent and the Financing Parties to the extent of payments made to any such Person under any such policy.
(c)    Neither Lessor nor Lessee shall carry separate insurance concurrent in kind or form or contributing in the event of loss with any insurance required under this Article XIV, except that Lessor may carry separate liability insurance at Lessor’s sole cost so long as (i) Lessee’s insurance is designated as primary and in no event excess or contributory to any insurance Lessor may have in force which would apply to a loss covered under Lessee’s policy and (ii) each such insurance policy will not cause Lessee’s insurance required under this Article XIV to be subject to a coinsurance exception of any kind.
(d)    Lessee shall pay as they become due all premiums for the insurance required by Section 14.1 and Section 14.2, shall renew or replace each policy prior to the expiration date thereof, and shall otherwise maintain the coverage required by such Sections without any lapse in coverage.
Section 14.4.    Additional Insurance Requirements. Without limiting the generality of Sections 14.1 through 14.3 above or any other provision of any Operative Agreement, Lessee shall obtain any and all additional insurance policies with regard to the Properties or otherwise with respect to the transactions contemplated by the Operative Agreements, as requested from time to time by Lessor.
ARTICLE XV
Section 15.1.    Casualty and Condemnation.
(c)    Subject to the provisions of this Article XV and Article XVI (in the event Lessee delivers, or is obligated to deliver, a Termination Notice), and prior to the occurrence and continuation of a Lease Default or Lease Event of Default, Lessee shall be entitled to receive (and Lessor hereby irrevocably assigns to Lessee all of Lessor’s right, title and interest in) any award, compensation or insurance proceeds under Sections 14.2(a) or (b) to which Lessee or Lessor may become entitled by reason of their respective interests in a Property (i) if all or a portion of such Property is damaged or destroyed in whole or in part by a Casualty or (ii) if the use, access, occupancy, easement rights or title to such Property or any part thereof is the subject of a Condemnation; provided, however, if a Lease Default or Lease Event of Default shall have occurred and be continuing such award, compensation or insurance proceeds shall be paid directly to Lessor or, if received by Lessee, shall be held in trust for Lessor, and shall be paid over by Lessee to Lessor and held in accordance with the terms of this paragraph (a). All amounts held by Lessor hereunder on account of any award, compensation or insurance proceeds either paid directly to Lessor or turned over to Lessor shall be held as security for the performance of Lessee’s obligations hereunder.
(d)    Lessee may appear in any proceeding or action to negotiate, prosecute, adjust or appeal any claim for any award, compensation or insurance payment on account of any such Casualty or Condemnation and shall pay all expenses thereof. At Lessee’s reasonable request, and at Lessee’s sole cost and expense, Lessor and the Agent shall participate in any such proceeding, action, negotiation, prosecution or adjustment. Lessor and Lessee agree that this Lease shall control the rights of Lessor and Lessee in and to any such award, compensation or insurance payment.
(e)    If Lessee shall receive notice of a Casualty or a possible Condemnation of a Property or any interest therein where damage to the affected Property is estimated to equal or exceed ten percent (10%) of the Property Cost of such Property, Lessee shall give notice thereof to the Lessor and to the Agent promptly after the receipt of such notice.
(f)    In the event of a Casualty or a Condemnation (regardless of whether notice thereof must be given pursuant to paragraph (c)), this Lease shall terminate with respect to the applicable Property in accordance with Section 16.1 if Lessee, within sixty (60) days after such occurrence, delivers to Lessor and the Agent a Termination Notice to such effect. If Lessee does not deliver a Termination Notice within the time period set forth in the preceding sentence, this Lease shall continue in full force and effect with respect to the applicable Property.
(g)    If, pursuant to this Section 15.1, this Lease shall continue in full force and effect following a Casualty or Condemnation with respect to the affected Property, Lessee shall, at its sole cost and expense and using, if available, the proceeds of any award, compensation or insurance with respect to such Casualty or Condemnation (including, without limitation, any such award, compensation or insurance which has been received by the Agent and which should be turned over to Lessee pursuant to the terms of the Operative Agreements, and if not available or sufficient, using its own funds), promptly and diligently repair any damage to the applicable Property caused by such Casualty or Condemnation in conformity with the requirements of Sections 10.1 and 11.1, using the as‑built plans and specifications or manufacturer’s specifications for the applicable Improvements (as modified to give effect to any subsequent Modifications, any Condemnation affecting the Property and all applicable Legal Requirements), so as to restore the applicable Property to substantially the same condition, operation, function and value as existed immediately prior to such Casualty or Condemnation. In such event, title to the applicable Property shall remain with Lessor.
(h)    In no event shall a Casualty or Condemnation with respect to which this Lease remains in full force and effect under this Section 15.1 affect Lessee’s obligations to pay Rent pursuant to Section 3.1.
(i)    Notwithstanding anything to the contrary set forth in Section 15.1(a) or Section 15.1(e), if during the Term with respect to a Property a Casualty occurs with respect to such Property or Lessee receives notice of a Condemnation with respect to such Property, and following such Casualty or Condemnation, (i) the applicable Property cannot reasonably be restored, repaired or replaced on or before the 180th day prior to the Expiration Date to substantially the same condition as existed immediately prior to such Casualty or Condemnation, or (ii) on or before such day such Property is not in fact so restored, repaired or replaced, then Lessee shall be required to purchase such Property on the next Payment Date and pay Lessor the Termination Value for such Property, plus any and all Rent then due and owing, plus all other amounts then due and owing (including without limitation amounts described in clause FIRST of Section 22.2).
Section 15.2.    Environmental Matters. Promptly upon Lessee’s actual knowledge of the presence of Hazardous Substances in any portion of any Property (or in any other property that is not subject to this Lease if Lessee has reason to believe that such Hazardous Substances may be caused by an emission from or on, or a condition on, any Property) in concentrations and conditions that constitute an Environmental Violation and as to which, in the reasonable opinion of Lessee, the cost to undertake any legally required response, clean up, remedial or other action might result in a cost to Lessee or loss in the value of such Property of more than $100,000, Lessee shall notify Lessor in writing of such condition. In the event of any Environmental Violation (regardless of whether notice thereof must be given to Lessor pursuant to the preceding sentence), Lessee shall, not later than sixty (60) days after Lessee has actual knowledge of such Environmental Violation, either deliver to Lessor a Termination Notice with respect to the applicable Property or Properties pursuant to Section 16.1, if applicable, or, at Lessee’s sole cost and expense, promptly and diligently undertake and complete any response, clean up, remedial or other action necessary to remove, cleanup or remediate the Environmental Violation in accordance with all Environmental Laws. If Lessee does not deliver a Termination Notice with respect to such Property pursuant to Section 16.1, Lessee shall, upon completion of remedial action by Lessee, cause to be prepared by a reputable environmental consultant acceptable to Lessor a report describing the Environmental Violation and the actions taken by Lessee (or its agents) in response to such Environmental Violation, and a statement by the consultant that the Environmental Violation has been remedied in full compliance with applicable Environmental Law.
Section 15.3.    Notice of Environmental Matters. Promptly, but in any event within thirty (30) days from the date Lessee has actual knowledge thereof, Lessee shall provide to Lessor written notice of any pending or threatened Environmental Claim involving any Environmental Law or any Release on or in connection with any Property. All such notices shall describe in reasonable detail the nature of the claim, action or proceeding and Lessee’s proposed response thereto. In addition, Lessee shall provide to Lessor, within five (5) Business Days of receipt, copies of all material written communications with any Governmental Authority relating to any Environmental Law in connection with any Property. Lessee shall also promptly provide such detailed reports of any such material Environmental Claims as may reasonably be requested by Lessor.
ARTICLE XVI
Section 16.1.    Termination Upon Certain Events. : If any of the following occur: (i) if the requirements of Section 15.1(c) are satisfied, or (ii) if the requirements of Section 15.1(d) are satisfied and Lessee has determined pursuant to such section that following the applicable Casualty or Condemnation this Lease shall terminate with respect to the affected Property, or (iii) Lessee has determined pursuant to the second sentence of Section 15.2 that, due to the occurrence of an Environmental Violation, this Lease shall terminate with respect to the affected Property, then Lessee shall be obligated to deliver, within sixty (60) days of its receipt of notice of the applicable Condemnation or the occurrence of the applicable Casualty or Environmental Violation, a written notice to the Lessor in the form described in Section 16.2(a) (a “Termination Notice”) of the termination of this Lease with respect to the applicable Property.
Section 16.2.    Procedures.
(a)    A Termination Notice shall contain: (i) notice of termination of this Lease with respect to the affected Property on a Payment Date not more than sixty (60) days after Lessor’s receipt of such Termination Notice (the “Termination Date”); and (ii) a binding and irrevocable agreement of Lessee to pay the Termination Value for the applicable Property, any and all Rent then due and owing and all other amounts then due and owing from Lessee under any of the Operative Agreements (including without limitation amounts described in clause FIRST of Section 22.2) and purchase such Property on such Termination Date.
(b)    On each Termination Date, Lessee shall pay to Lessor the Termination Value for the applicable Property, any and all Rent then due and owing and all other amounts then due and owing from Lessee under any of the Operative Agreements (including without limitation amounts described in clause FIRST of Section 22.2), and Lessor shall convey such Property, or the remaining portion thereof, if any, to Lessee (or Lessee’s designee), all in accordance with Section 19.1.
ARTICLE XVII
Section 17.1.    Lease Events of Default. If any one or more of the following events (each a “Lease Event of Default”) shall occur:
(c)    Certain Payments. Lessee shall fail to make payment of (i) any Basic Rent on the date the same is due or (ii) any Termination Value or Maximum Residual Guaranty Amount on the date any such payment is due, or (iii) any payment of Basic Rent or Supplemental Rent due on the due date of any such payment of Termination Value or Maximum Residual Guaranty Amount, (iv) any amount due on the Expiration Date or (v) of any amount payable by Lessee, in its capacity as Construction Agent, under the Construction Agency Agreement on the date any such payment is due and such failure (in the case of this clause (v)) continues for more than five (5) days;
(d)    Supplemental Rent. Lessee shall fail to make payment of any Supplemental Rent (other than Supplemental Rent referred to in Section 17.1(a)(iii)) due and payable within three (3) days after receipt of notice that such payment is due;
(e)    Insurance. Lessee shall fail to maintain insurance of the types, in the respective amounts and coverages, with the respective loss payees, additional insureds and insurers required by Article XIV;
(f)    Breach of Other Terms. Lessee or any Guarantor shall fail to observe or perform any term, covenant or provision (including without limitation the Incorporated Covenants) under this Lease or any other Operative Agreement to which Lessee or such Guarantor is a party other than those set forth in Sections 17.1(a), (b), (c) or (g), and such failure shall remain uncured for a period of thirty (30) days after the earlier of receipt of written notice from Lessor thereof or a Responsible Officer of Lessee becomes aware of such failure, or an Agency Agreement Event of Default occurs;
(g)    Financial and Negative Covenants. The breach of any financial covenant or negative covenant set forth or incorporated by reference in Section 7.3A of the Participation Agreement (including without limitation any covenant set forth in Article VII or Article VIII of the Tech Data Credit Agreement, to the extent incorporated by reference in Section 7.3A of the Participation Agreement);
(h)    Other Defaults. The Lessee or any Guarantor fails to perform or observe any other covenant or agreement (not specified in subsection (a) through (e) above) contained in any Operative Agreement on its part to be performed or observed and such failure continues for 30 days;
(i)    Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Lessee or any Guarantor herein, in any other Operative Agreement, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made;
(j)    Cross-Default. (i) The Lessee, any Guarantor or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness under Swap Contracts) having an aggregate principal amount of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Lessee or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Lessee or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Lessee or such Subsidiary as a result thereof is greater than the Threshold Amount; (iii) there occurs a Termination Event (as defined in the Transfer and Administration Agreement identified in the definition of Existing Trade Receivables Facilities) under the Transfer and Administration Agreement which Termination Event is not cured or waived; (iv) there occurs a termination event or event of default under any Permitted Trade Receivables Facility which termination event or event of default is not cured or waived within any applicable grace period; or (v) there occurs any event of default under the Tech Data Credit Agreement which is not cured or waived within any applicable grace period, it being understood that so long as the required parties to any of the foregoing described agreements, including, without limitation, the Tech Data Credit Agreement, have waived any event of default or termination event, for so long as such waiver remains valid and effective, such event of default or termination event shall not cause a Lease Event of Default pursuant to this paragraph (h);
(k)    Insolvency Proceedings, Etc. The Lessee, any Guarantor or any of their Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; provided, however, that if a Foreign Subsidiary is being liquidated in a transaction otherwise permitted by the Operative Agreements and not involving (i) the bankruptcy, insolvency, or any failure to pay obligations of such Subsidiary, the Lessee or any other Subsidiary, (ii) the application of any Debtor Relief Law, or (iii) any claim of any creditor, and if applicable foreign Law requires the appointment of a liquidator to accomplish such liquidation in the jurisdiction where such Foreign Subsidiary is organized, then the mere appointment and operation of a liquidator for such purpose in such circumstances shall not constitute an Event of Default under this clause (i);
(l)    Inability to Pay Debts; Attachment. (i) The Lessee or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy;
(m)    Judgments. There is entered against the Lessee, any Guarantor or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by insurance provided by a Person described in Section 7.07 of the Tech Data Credit Agreement as to which the insurer (and any insurance or reinsurance company reinsuring any such exposure) does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;
(n)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Lessee under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Lessee or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount;
(o)    Invalidity of Loan Documents. Any Operative Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or Lessee or any Guarantor contests in any manner the validity or enforceability of any Operative Agreement; or Lessee or any Guarantor denies that it has any or further liability or obligation under any Operative Agreement, or purports to revoke, terminate or rescind any Operative Agreement;
(p)    Change of Control. There occurs any Change of Control with respect to the Lessee;
(q)    Environmental Violation. Any material Environmental Violation shall have occurred and be continuing; or
(r)    Material Adverse Change. Any material adverse change in (i) the business, condition (financial or otherwise) assets, liabilities or operations of the Lessee or any of its Subsidiaries from the Benchmark Financial State, (ii) the ability of the Lessee or any of their Subsidiaries to perform its respective obligations under any Operative Agreement to which it is a party, or (iii) the validity, priority or enforceability of any Lien on any Property created by any of the Operative Agreements, then, in any such event, Lessor may, in addition to the other rights and remedies provided for in this Article XVII and in Section 18.1, terminate this Lease by giving Lessee fifteen (15) days notice of such termination, and this Lease shall terminate, and all rights of Lessee under this Lease shall cease. Lessee shall, to the fullest extent permitted by law, pay as Supplemental Rent all costs and expenses incurred by or on behalf of Lessor, including without limitation reasonable fees and expenses of counsel, as a result of any Lease Event of Default hereunder;
provided, however, if an event shall occur prior to October 31, 2013 that would otherwise result in a Lease Event of Default under Section 17.1(d), 17.1(e) (but only to the extent Section 17.1(e) includes the Incorporated Covenants set forth in Article VII of the Tech Data Credit Agreement), 17.1(f) or 17.1(g) due to the Specified Matters, then such event shall not be deemed to be a Lease Event of Default. For the avoidance of doubt, this proviso shall also apply without limitation in each of the other Operative Agreements into which the Lease Events of Default are incorporated as Events of Default.
Section 17.2.    Surrender of Possession. If a Lease Event of Default shall have occurred and be continuing, and whether or not this Lease shall have been terminated pursuant to Section 17.1, Lessee shall, upon thirty (30) days written notice, surrender to Lessor possession of the Properties. Lessor may enter upon and repossess the Properties by such means as are available at law or in equity, and may remove Lessee and all other Persons and any and all personal property and Lessee’s equipment and personalty and Severable Improvements from the Properties. Lessor shall have no liability by reason of any such entry, repossession or removal performed in accordance with applicable law. Upon the written demand of Lessor, Lessee shall return the Properties promptly to Lessor, in the manner and condition required by, and otherwise in accordance with the provisions of, Section 22.1(c). During the five (5) days immediately following the repossession of any Property by the Lessor pursuant to Section 17.2, Lessee may, under the supervision of the Lessor and during business hours, remove Lessee’s equipment and personalty and Severable Improvements not funded with the proceeds of Fundings.
Section 17.3.    Reletting. If a Lease Event of Default shall have occurred and be continuing, and whether or not this Lease shall have been terminated pursuant to Section 17.1, Lessor may, but shall be under no obligation to, relet any or all of the Properties, for the account of Lessee or otherwise, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions (which may include concessions or free rent) and for such purposes as Lessor may determine, and Lessor may collect, receive and retain the rents resulting from such reletting. Lessor shall not be liable to Lessee for any failure to relet any Property or for any failure to collect any rent due upon such reletting.
Section 17.4.    Damages. Neither (a) the termination of this Lease as to all or any of the Properties pursuant to Section 17.1; (b) the repossession of all or any of the Properties; nor (c) the failure of Lessor to relet all or any of the Properties, the reletting of all or any portion thereof, nor the failure of Lessor to collect or receive any rentals due upon any such reletting, shall relieve Lessee of its liabilities and obligations hereunder, all of which shall survive any such termination, repossession or reletting. If any Lease Event of Default shall have occurred and be continuing and notwithstanding any termination of this Lease pursuant to Section 17.1, Lessee shall forthwith pay to Lessor all Rent and other sums due and payable hereunder to and including the date of such termination. Thereafter, on the days on which the Basic Rent or Supplemental Rent, as applicable, are payable under this Lease or would have been payable under this Lease if the same had not been terminated pursuant to Section 17.1 and until the end of the Term hereof or what would have been the Term in the absence of such termination, Lessee shall pay Lessor, as current liquidated damages (it being agreed that it would be impossible accurately to determine actual damages) an amount equal to the Basic Rent and Supplemental Rent that are payable under this Lease or would have been payable by Lessee hereunder if this Lease had not been terminated pursuant to Section 17.1, provided that Lessee’s obligation to make payments of Basic Rent and Supplemental Rent under this Section 17.4 shall continue only so long as Lessor shall not have received the amounts specified in Section 17.5. The amount of Lessee’s liabilities and obligations under this Lease shall not be reduced or offset by any proceeds Lessor may receive from any reletting of any Property, except that the net proceeds, if any, which are actually received by Lessor from reletting of any Property shall be offset against the final liquidated damages amount specified in Section 17.5. In calculating the amount of such net proceeds from reletting, there shall be deducted all of the Agent’s and any Financing Party’s reasonable expenses in connection therewith, including repossession costs, brokerage or sales commissions, fees and expenses of counsel and any necessary repair or alteration costs and expenses incurred in preparation for such reletting. To the extent Lessor receives any damages pursuant to this Section 17.4, such amounts shall be regarded as amounts paid on account of Rent. Lessee specifically acknowledges and agrees that its obligations under this Section 17.4 shall be absolute and unconditional under any and all circumstances and shall be paid or performed, as the case may be, without notice or demand and without any abatement, reduction, diminution, setoff, defense, counterclaim or recoupment whatsoever.
Section 17.5.    Final Liquidated Damages. If a Lease Event of Default shall have occurred and be continuing, whether or not this Lease shall have been terminated pursuant to Section 17.1 and whether or not Lessor shall have collected any current liquidated damages pursuant to Section 17.4, Lessor shall have the right to recover, by demand to Lessee and at Lessor’s election, and Lessee shall pay to Lessor, as and for final liquidated damages, but exclusive of the indemnities payable under Section 10 of the Participation Agreement, and in lieu of all current liquidated damages beyond the date of such demand (it being agreed that it would be impossible accurately to determine actual damages) the sum of (a) the Termination Value for all Properties remaining under this Lease, plus (b) all other amounts owing in respect of Rent, Supplemental Rent and other amounts then due and payable by Lessee under this Lease or any other Operative Agreement. It is intended and agreed that the foregoing amount is and will be liquidated damages and not a penalty. Upon payment of the amount specified pursuant to the first sentence of this Section 17.5, Lessee shall be entitled to receive from Lessor, either at Lessee’s request or upon Lessor’s election, in either case at Lessee’s cost, an assignment of Lessor’s entire right, title and interest in and to the Properties, the Improvements, Fixtures and Modifications, in each case in recordable form and otherwise in conformity with local custom and free and clear of the Lien of this Lease (including the release of any memoranda of Lease or the Lease Supplement recorded in connection therewith) and any Lessor Liens. The Properties shall be conveyed to Lessee “AS IS” “WHERE IS” and in their then present physical condition. If any statute or rule of law shall limit the amount of such final liquidated damages to less than the amount agreed upon, Lessor shall be entitled to the maximum amount allowable under such statute or rule of law; provided, however, Lessee shall not be entitled to receive an assignment of Lessor’s interest in the Properties, the Improvements, Fixtures or Modifications or documents unless Lessee shall have paid in full the Termination Value and all other amounts due and owing by Lessee hereunder and under the other Operative Agreements. Lessee specifically acknowledges and agrees that its obligations under this Section 17.5 shall be absolute and unconditional under any and all circumstances and shall be paid or performed, as the case may be, without notice or demand (except as otherwise specifically provided herein) and without any abatement, reduction, diminution, setoff, defense, counterclaim or recoupment whatsoever.
Section 17.6.    Waiver of Certain Rights. If this Lease shall be terminated pursuant to Section 17.1, Lessee waives, to the fullest extent permitted by law, (a) any notice of re‑entry or the institution of legal proceedings to obtain re‑entry or possession; (b) any right of redemption, re‑entry or possession; (c) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt; and (d) any other rights which might otherwise limit or modify any of Lessor’s rights or remedies under this Article XVII.
Section 17.7.    Assignment of Rights Under Contracts. If a Lease Event of Default shall have occurred and be continuing, and whether or not this Lease shall have been terminated pursuant to Section 17.1, Lessee shall upon Lessor’s demand immediately assign, transfer and set over to Lessor all of Lessee’s right, title and interest in and to each agreement executed by Lessee in connection with the purchase, construction, development, use or operation of the Properties (including, without limitation, all right, title and interest of Lessee with respect to all warranty, performance, service and indemnity provisions), as and to the extent that the same relate to the purchase, construction, use and operation of the Properties.
Section 17.8.    Environmental Costs. If a Lease Event of Default shall have occurred and be continuing, and whether or not this Lease shall have been terminated pursuant to Section 17.1, Lessee shall pay directly to any third party (or at Lessor’s election, reimburse Lessor) for the cost of any environmental testing or remediation work undertaken respecting any Property as such testing or work is deemed appropriate in the reasonable judgment of Lessor. Lessee shall pay all amounts referenced in the immediately preceding sentence immediately upon the request by Lessor for such payment.
Section 17.9.    Remedies Cumulative. The remedies herein provided shall be cumulative and in addition to (and not in limitation of) any other remedies available at law, equity or otherwise, including, without limitation, any mortgage foreclosure remedies.
Section 17.10.    Notice of Default or Event of Default. Lessee shall promptly notify the Lessor and the Agent if any Responsible Officer of Lessee has received notice, or has actual knowledge, of any Default or Event of Default.
Section 17.11.    Lessee’s Option to Cure by Purchase of All Properties. Notwithstanding anything in this Lease or in any of the other Operative Agreements to the contrary, the Lessee may cure a Lease Event of Default by purchasing all (but not less than all) of the Properties, such purchase to be consummated in accordance with Sections 19.1 and 20.1, except that such purchase must be consummated not more than 10 days after Lessee gives notice to the Agent and the Lessor of Lessee’s option to purchase the Properties. The purchase price for the Properties shall be as set forth in Section 20.1, and shall include without limitation the Termination Value for all of the Properties and all Rent then due and owing and all other amounts then due and owing by the Lessee under this Lease or under any other Operative Agreement (including without limitation (a) any compensation that may be required pursuant to Section 10.3(b) or 10.4 of Participation Agreement, and (b) amounts, if any, described in clause FIRST of Section 22.2).
Section 17.12.    Liability Limited. Notwithstanding anything to the contrary set forth in this Lease or in the other Operative Agreements, the Lessee’s recourse liability to Lessor as a consequence of the occurrence of a Limited Event of Default shall be limited to the payment by the Lessee of the aggregate Maximum Residual Guarantee Amounts for all of the Properties, plus any and all Basic Rent that has accrued and remains unpaid; provided, however if Lessee or any Guarantor agrees or acknowledges in writing that an Event of Default has occurred, then the Lessor shall be entitled to exercise any of the remedies set forth in the Section 17.5. The Lessor and the Lessee hereby acknowledge that during the Construction Term, notwithstanding anything to the contrary set forth in this Lease, the remedies with respect to the Expansion Property shall be governed by the terms of the Construction Agency Agreement.
ARTICLE XVIII
Section 18.1.    Lessor’s Right to Cure Lessee’s Lease Defaults. Lessor, without waiving or releasing any obligation of Lessee or any Lease Event of Default, may (but shall be under no obligation to) remedy any Lease Event of Default for the account and at the sole cost and expense of Lessee, including the failure by Lessee to maintain the insurance required by Article XIV, and may, to the fullest extent permitted by law, and notwithstanding any right of quiet enjoyment in favor of Lessee, enter upon any Property, or real property owned or leased by Lessee, take all such action thereon as may be necessary or appropriate therefor, and inspect or copy any records relating to any Property or the transactions contemplated hereby (and Lessee shall make available to Lessor, for inspection thereof, any such records). No such entry shall be deemed an eviction of any lessee. All reasonable out‑of‑pocket costs and expenses so incurred (including without limitation reasonable fees and expenses of counsel), together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid by Lessor, shall be paid by Lessee to Lessor on demand.
ARTICLE XIX
Section 19.1.    Provisions Relating to Lessee’s Exercise of its Purchase Option. Subject to Section 19.2, in connection with any termination of this Lease with respect to any Property pursuant to the terms of Section 16.1, or in connection with Lessee’s exercise of its Purchase Option or its option to purchase any Property pursuant to Section 20.1, upon the date on which this Lease is to terminate with respect to a Property or all of the Properties, and upon tender by Lessee of the amounts set forth in Sections 16.2(b) or 20.1, as applicable, Lessor shall execute and deliver to Lessee (or to Lessee’s designee) at Lessee’s cost and expense a special warranty deed and quit claim bill of sale with respect to the applicable Property, in each case in recordable form and otherwise in conformity with local custom and free and clear of the Lien of this Lease and any Lessor Liens attributable to Lessor, but without any other warranties (of title or otherwise) from the Lessor. The Lessor’s interest in the applicable Property shall be conveyed to Lessee (or to Lessee’s designee) “AS IS” “WHERE IS” and in then present physical condition. In addition, Lessor shall, upon Lessee’s request and at Lessee’s expense, execute and deliver any documents (including any appropriate releases of or amendments to financing statements or recorded memoranda of this Lease) necessary to release the Lien of this Lease on the applicable Property.
Section 19.2.    No Termination With Respect to Less than All of a Property. Lessee shall not be entitled to exercise its Purchase Option separately with respect to Property consisting of Land and Improvements but shall be required to exercise its Purchase Option with respect to an entire Property.
ARTICLE XX
Section 20.1.    Purchase Prior to End of Term; Purchase, Renewal or Sale Option; Purchase of Excess Land.
(a)    Purchase Option Prior to End of Term. Provided that (subject to Section 17.11) no Default or Event of Default shall have occurred and be continuing and provided that the Election Notice referred to in Section 20.1(b) has not been delivered, Lessee shall have the option, exercisable by giving the Agent and Lessor no less than thirty (30) days written notice of Lessee’s election to exercise such option, to purchase any Property, on the date identified in such written notice, at a price equal to the Termination Value for such Property and all Rent then due and owing and all other amounts then due and owing (by the Lessee) under this Lease or under any other Operative Agreement with respect to such Property and as a result of such Purchase (including without limitation amounts, if any, described in clause FIRST of Section 22.2) (which the parties do not intend to be a “bargain” purchase price); and, upon receipt of such amount, Lessor shall transfer to Lessee (or Lessee’s designee) all Lessor’s right, title and interest in and to such Property in accordance with Section 19.1 as of the Business Day on which such purchase occurs; provided that the Lessee may not purchase any Property pursuant to this Section 20.1(a) if, after giving effect to such purchase the outstanding aggregate principal amount of the Loans and the Lessor Fundings would be less than $45,000,000. For the avoidance of doubt Lessee may purchase Properties pursuant to this Section 20.1(a) in one or more transactions and the purchase of Excess Land shall not constitute a purchase of a Property pursuant to this Section 20.1(a).
(b)    Purchase, Renewal or Sale Option at End of Term. Not less than 270, nor more than 360, days prior to the Expiration Date, Lessee may give Lessor and Agent irrevocable written notice that Lessee is electing to (i) exercise the option to renew the Lease with respect to not less than two (2) of the Properties on such Expiration Date pursuant to Section 21.1 (the “Renewal Option”), (ii) exercise the option to purchase not less than two (2) of the Properties on such Expiration Date (the “Purchase Option”) and/or (iii) exercise the option to remarket not less than two (2) of the Properties and cause a sale of all of such Properties pursuant to the terms of Section 22.1 (the “Sale Option”), such sale to occur on such Expiration Date. Such notice shall specify which Properties are subject to which option(s) exercised pursuant to the foregoing sentence. If Lessee does not give notice as set forth above with respect to any Property, then Lessee shall be deemed to have elected the Purchase Option for the Expiration Date with respect to such Property. Lessor shall have no obligation to sell any Property unless at least two (2) of the Properties are sold on the Expiration Date. If Lessee shall (i) elect (or be deemed to elect) to exercise the Purchase Option with respect to some or all of the Properties, or (ii) elect to remarket some or all of the Properties pursuant to Section 22.1 and fail to deliver the environmental report required by Section 10.2 at the time specified in such Section or fail to comply with its other obligations under Section 22.1, then in each case, Lessee shall pay to Lessor on the Expiration Date an amount (the “Purchase Option Price”) equal to the Termination Value for such Properties (which the parties do not intend to be a “bargain” purchase) plus all Rent and other amounts then due and payable (by Lessee) under this Lease or under any other Operative Agreement (including without limitation the amounts described in clause FIRST of Section 22.2), and, upon receipt of such amount, Lessor shall transfer to Lessee (or Lessee’s designee) all of Lessor’s right, title and interest in and to such Properties in accordance with Section 19.1 and the Term of this Lease shall terminate with respect to such Properties. Lessee may not elect the Sale Option, and Lessor shall have no obligation to sell any Property pursuant to Section 22.1, if a Lease Event of Default has occurred and is continuing on the date of the Election Notice or the Sale Date.
(c)    Purchase of Excess Land. Provided that (subject to Section 17.11) no Default or Event of Default shall have occurred and be continuing and provided that Lessee has not delivered notice to Lessor that Lessee is electing the Purchase Option or the Sale Option, Lessee shall have the option, exercisable by giving the Agent and Lessor no less than thirty (30) days written notice of Lessee’s election to exercise such option, to purchase any Excess Land, on the date identified in such written notice, at a price equal to the Excess Land Purchase Price for such Excess Land (which the parties do not intend to be a “bargain” purchase price) plus any amounts due to any Financing Party pursuant to Section 10.3 of the Participation Agreement as a result of such Purchase; and, upon receipt of such amount, Lessor shall transfer to Lessee (or a third party designated by the Lessee) all Lessor’s right, title and interest in and to such Excess Land in accordance with Section 19.1 as of the Business Day on which such purchase occurs and upon such purchase such Excess Land shall no longer constitute part of the related Property.
(d)    Financial Statement Matters. In the event that (i) Lessee fails to deliver to the Agent and the Financing Parties restatements of its financial statements for the fiscal years ended January 31, 2011 and January 31, 2012 or its audited financial statements for the fiscal year ended January 31, 2013 in the form required pursuant to Section 7.01(a) of the Tech Data Credit Agreement on or before October 31, 2013 or (ii) if the financial statements described in the foregoing clause (i) indicate a reduction in Lessee’s aggregate consolidated net income for the fiscal years ended January 31, 2011, January 30, 2012 and January 31, 2013 (which aggregate net income is equal to $635,229,000) in an amount greater than $100,000,000, then Lessor may notify Lessee that it is terminating this Lease, in which case Lessee shall purchase all of the Properties for the aggregate Purchase Option Prices of all of such Properties (together with the Construction Purchase Price for the Expansion Property, if such event constitutes a Full Recourse Event; if such event does not constitute a Full Recourse Event and Lessee does not, at its option, purchase the Expansion Property for the Construction Purchase Price, then Lessee shall pay the Construction Failure Payment on the date specified in Lessor’s notice and may exercise the Construction Default Remarketing Option, as defined in the Construction Agency Agreement, with respect to the Expansion Property) on the date specified in Lessor’s notice (which date shall be a Business Day occurring not earlier than fifteen (15) days after the date of such notice) and upon receipt of such payment Lessor shall transfer to Lessee (or a third party designated by the Lessee) all Lessor’s right, title and interest in and to the Properties (other than the Expansion Property unless Lessee has paid the Construction Purchase Price therefor) in accordance with Section 19.1.
ARTICLE XXI
Section 21.1.    Renewal. Subject to the conditions set forth herein, Lessee may, by written notice to Lessor and the Agent given not later than 180, nor earlier than 360, days, prior to the Expiration Date, request to renew this Lease for not less than two (2) of the Properties for one period of five (5) additional years (the “Renewal Term”), commencing on the date following such Expiration Date. No later than the date that is thirty (30) days after the date the request to renew has been delivered to each of Lessor and the Agent, the Agent will notify Lessee whether or not all of the Financing Parties consent to such renewal request (which consent may be granted or denied in each Financing Party’s sole discretion and may be conditioned on such conditions precedent as may be specified by such Financing Party), it being understood that there shall be no extension unless each Financing Party agrees thereto (unless the Loans or Lessor Fundings, as the case may be, of such non-consenting Financing Party are purchased by another Financing Party or by a third party acceptable to the Agent and Lessee). If the Agent fails to respond in such time frame, such failure shall be deemed to be a rejection of such request. If such request is rejected, then Lessee may exercise the Purchase Option or the Sale Option with respect to the related Properties by giving written notice thereof pursuant to Section 20.1(b).
ARTICLE XXII
Section 22.1.    Sale Procedure.
(a)    During the Marketing Period, Lessee, on behalf of the Lessor, shall use commercially reasonable efforts to obtain bids for the cash purchase of all of the Properties for which Lessee has exercised the Sale Option in connection with a sale to one or more purchasers (other than Lessee or any Subsidiary or Affiliate of Lessee) to be consummated on the Expiration Date for the highest price available, shall notify Lessor promptly of the name and address of each prospective purchaser and the cash price which each prospective purchaser shall have offered to pay for any Property and shall provide Lessor with such additional information about the bids and the bid solicitation procedure as Lessor may reasonably request from time to time. Lessor may reject any and all bids and may assume sole responsibility for obtaining bids by giving Lessee written notice to that effect; provided, however, that notwithstanding the foregoing, Lessor may not reject the highest bid for any Property submitted by the Lessee if (i) such bid is greater than or equal to the sum of the Limited Recourse Amount for such Property, plus all reasonable costs and expenses referred to in clause FIRST of Section 22.2, and represents a bona fide offer from one or more third party purchasers, and (ii) prior to Lessor’s acceptance of any such bid, Lessee has delivered to the Agent cash collateral in an amount not less than the anticipated Deficiency Balance (as defined in Section 22.1(b) below) as determined by the Agent. If the price which a prospective purchaser shall have offered to pay for any Property is less than the sum of the Limited Recourse Amount for such Property plus all reasonable costs and expenses referred to in clause FIRST of Section 22.2, Lessor may elect to retain such Property by giving Lessee prior written notice of Lessor’s election to retain such Property, and upon receipt of such notice, Lessee shall surrender such Property to Lessor pursuant to Section 10.1. Unless Lessor shall have elected to retain any Property pursuant to the preceding sentence, Lessee shall arrange for Lessor to sell the Properties free and clear of the Lien of this Lease and any Lessor Liens attributable to it, without recourse or warranty (of title or otherwise), for cash on the last day of the Marketing Period (such date being hereafter referred to as the “Sale Date”) to the purchaser or purchasers identified by Lessee or Lessor, as the case may be; provided, however, solely as to Lessor, any Lessor Lien shall not constitute a Lessor Lien so long as Lessor is diligently contesting such Lessor Lien by appropriate proceedings in good faith; and provided, further that Lessor shall have no obligation to sell any Property if a Lease Event of Default has occurred and is continuing on the date of the Election Notice or the Sale Date. Lessee shall surrender the Property so sold or subject to such documents to each purchaser in the condition specified in Section 10.1. Lessee shall not take or fail to take any action which would have the effect of unreasonably discouraging bona fide third party bids for any Property. Lessor shall have no obligation to sell any Property on the Sale Date unless Lessor has received full payment therefor in cash in the amount required pursuant to this Section 22.1 on the Sale Date.
(b)    If any Property is sold on the Sale Date in accordance with the terms of Section 22.1(a) and the purchase price paid for such Property minus the sum of all costs and expenses referred to in clause FIRST of Section 22.2 is less than the Termination Value for such Property (hereinafter such difference shall be referred to as the “Deficiency Balance”), then the Lessee hereby unconditionally promises to pay to the Lessor on the Sale Date the lesser of (i) the Deficiency Balance or (ii) the Maximum Residual Guarantee Amount for such Property. If any Property is retained by the Lessor pursuant to an affirmative election made by the Lessor pursuant to the third sentence of Section 22.1(a) or is not sold (subject to the Lessee’s having satisfied its obligations under this Section 22.1), then the Lessee hereby unconditionally promises to pay to the Lessor on the Sale Date an amount equal to the Maximum Residual Guarantee Amount for such Property (or, in the case of a Segregated Property, the sum of the Maximum Residual Guarantee Amount for the Land related to such Segregated Property, plus the Maximum Residual Guarantee Amount for the Improvements related to such Segregated Property). Notwithstanding the procedures set forth in the first sentence of this subparagraph (b), the following procedure shall apply to the Properties located in Fontana, California and Miami, Florida (each, a “Segregated Property”) in place thereof. If the Lessee elects the Sale Option with respect to any Segregated Property, at the time of such election, the Lessee and the Lessor shall use the Appraisal Procedure to determine the ratio, expressed as a percentage, of the fair market sales value of the Land related to such Segregated Property at the time of such election, divided by the Fair Market Sales Value of such Segregated Property at such time (such percentage, the “Land Percentage” for such Segregated Property; the “Improvements Percentage” for such Segregated Property shall be 100% minus the Land Percentage for such Segregated Property). If any Segregated Property is sold on the Sale Date in accordance with the terms of Section 22.1(a) and (A) the Land Percentage times the amount equal to the purchase price paid for such Property minus the sum of all costs and expenses referred to in clause FIRST of Section 22.2 is less than the Property Cost for such Property allocated to the Land, as set forth on Schedule 1 to the Participation Agreement (hereinafter such difference shall be referred to as the “Land Deficiency Balance”), then the Lessee hereby unconditionally promises to pay to the Lessor on the Sale Date the lesser of (i) the Land Deficiency Balance, or (ii) the Maximum Residual Guarantee Amount for the Land related to such Property as set forth on Schedule 1 to the Participation Agreement and/or (B) the Improvements Percentage times the amount equal to the purchase price paid for such Property minus the sum of all costs and expenses referred to in clause FIRST of Section 22.2 is less than the Property Cost for such Property allocated to the Improvements, as set forth on Schedule 1 to the Participation Agreement (hereinafter such difference shall be referred to as the “Improvements Deficiency Balance”), then the Lessee hereby unconditionally promises to pay to the Lessor on the Sale Date the lesser of (i) the Improvements Deficiency Balance, or (ii) the Maximum Residual Guarantee Amount for the Improvements related to such Property as set forth on Schedule 1 to the Participation Agreement. In addition to the other amounts payable by the Lessee on the Sale Date pursuant to this Section 22.1, the Lessee shall also pay to the Lessor any and all Basic Rent payable on the Sale Date.
(c)    In the event that the Properties are either sold to one or more third party purchasers on the Sale Date or retained by the Lessor, then in either case on the Sale Date (i) the Lessee shall provide Lessor or such third party purchasers with (A) all permits, certificates of occupancy, governmental licenses and authorizations necessary to use and operate such Property for its intended purposes, (B) such easements, licenses, rights‑of‑way and other rights and privileges in the nature of an easement as are reasonably necessary or desirable in connection with the use, repair, access to or maintenance of such Property for its intended purpose or otherwise as the Lessor shall reasonably request, and (C) a services agreement covering such services as Lessor or such third party purchaser may request in order to use and operate a Property for its intended purposes at such rates (not in excess of arm’s‑length fair market rates) as shall be acceptable to Lessee and Lessor or such third party purchaser, and (ii) the Term of this Lease shall terminate with respect to each Property so sold. All assignments, licenses, easements, agreements and other deliveries required by clauses (i)(A) and (B) of this paragraph (c) shall be in form reasonably satisfactory to the Lessor or such third party purchaser, as applicable, and shall be fully assignable (including both primary assignments and assignments given in the nature of security) without payment of any fee, cost or other charge. In addition to the foregoing, if the Headquarters Property and the Expansion Property are to be sold to different parties (or one of such Properties is to be retained by the Lessor and the other is to be sold), then the Lessee shall on or before the Sale Date, (i) cause the Headquarters Property and the Expansion Property to subdivided into separate legal and tax parcels and (ii) cause to be recorded in favor of each such Property, as applicable, easements such that each such Property has adequate access, parking, utility services, drainage and other rights to be operated as an independent commercial property, which easements shall be in form and substance reasonably satisfactory to the Lessor and such third party purchaser(s), applicable.
(d)    In the event that the Lessee has properly elected the Sale Option for a Property, the Lessee has fulfilled its obligations pursuant to this Section 22.1 with respect to the remarketing of such Property, no other Lease Event of Default has occurred and is continuing as of either the Election Date or the Sale Date and neither the Lessee nor the Lessor has received any offers to purchase such Property on or before the date that is thirty (30) days prior to the Expiration Date, then the Lessor shall obtain an appraisal from an independent appraiser selected by Lessor which shall establish the Fair Market Sales Value of such Property as of the Expiration Date, based on the as-vacant value of such Property and the condition of such Property as of the date of such appraisal. If the Fair Market Sales Value as established by such appraisal, minus the sum of all of the remarketing costs incurred to date, all of the reasonably estimated expected costs of sale, including, without limitation, broker’s commissions, advertising costs, escrow costs, transfer taxes, title insurance costs and legal expenses, is greater than the positive difference between the Termination Value and the Maximum Residual Guarantee Amount for such Property (such excess amount, the “FMSV Excess Amount” for such Property), then the Lessee shall pay to the Lessor on the Sale Date an amount equal to the Maximum Residual Guarantee Amount for such Property, minus the FMSV Excess Amount for such Property.
Section 22.2.    Application of Proceeds of Sale. The Lessor shall apply the proceeds of sale of any Property in the following order of priority:
(a)    FIRST, to pay or to reimburse Lessor for the payment of all reasonable costs and expenses incurred by Lessor in connection with the sale;
(b)    SECOND, so long as the Participation Agreement or the Credit Agreement is in effect and any Loan, Lessor Advance or any other amount is owing to the Financing Parties or any other Person under any Operative Agreement, to the Agent to be applied in accordance with the terms (including the inter-creditor provisions among the Lenders and the Lessor) contained in the Operative Agreements; and
(c)    THIRD, to the Lessee;
provided, however, that if such Property is the Expansion Property and Force Majeure Losses occurred, then the Lessor shall apply the proceeds of the sale of the Expansion Property in the following order of priority:
(a)    FIRST, to pay or to reimburse Lessor for the payment of all reasonable costs and expenses incurred by Lessor in connection with the sale;
(b)    SECOND, an amount equal to the lesser of the Force Majeure Losses and the amount paid by the Lessee to the Lessor pursuant to the first sentence of Section 22.1(b) above shall be paid to the Lessee;
(b)    THIRD, so long as the Participation Agreement or the Credit Agreement is in effect and any Loan, Lessor Advance or any other amount is owing to the Financing Parties or any other Person under any Operative Agreement, to the Agent to be applied in accordance with the terms (including the inter-creditor provisions among the Lenders and the Lessor) contained in the Operative Agreements; and
(c)    FOURTH, to the Lessee.

Section 22.3.    Indemnity for Excessive Wear. If the proceeds of the sale described in Section 22.1 with respect to any Property, less all expenses incurred by Lessor in connection with such sale, shall be less than the Limited Recourse Amount with respect to such Property, and at the time of such sale it shall have been reasonably determined (pursuant to the Appraisal Procedure) that the Fair Market Sales Value of the Property shall have been impaired by greater than expected wear and tear during the term of the Lease, Lessee shall pay to Lessor within ten (10) days after receipt of Lessor’s written statement (i) the amount of such excess wear and tear determined by the Appraisal Procedure or (ii) the amount of the Net Sale Proceeds Shortfall, whichever amount is less.
Section 22.4.    Appraisal Procedure. For determining the Fair Market Sales Value of any Property or any other amount which may, pursuant to any provision of any Operative Agreement, be determined by an appraisal procedure, Lessor and Lessee shall use the following procedure (the “Appraisal Procedure”). Lessor and Lessee shall endeavor to reach a mutual agreement as to such amount for a period of ten (10) days from commencement of the Appraisal Procedure under the applicable section of the Lease, and if they cannot agree within ten (10) days, then two qualified appraisers, one chosen by Lessee and one chosen by Lessor, shall mutually agree thereupon, but if either party shall fail to choose an appraiser within twenty (20) days after notice from the other party of the selection of its appraiser, then the appraisal by such appointed appraiser shall be binding on Lessee and Lessor. If the two appraisers cannot agree within twenty (20) days after both shall have been appointed, then a third appraiser shall be selected by the two appraisers or, failing agreement as to such third appraiser within (30) days after both shall have been appointed, by the American Arbitration Association. The decisions of the three appraisers shall be given within twenty (20) days of the appointment of the third appraiser and the decision of the appraiser most different from the average of the other two shall be discarded and such average shall be binding on Lessor and Lessee; provided that if the highest appraisal and the lowest appraisal are equidistant from the third appraisal, the third appraisal shall be binding on Lessor and Lessee. The fees and expenses of the appraisers appointed by Lessee and by Lessor shall be paid by Lessee.
Section 22.5.    Certain Obligations Continue. During the Marketing Period, the obligation of Lessee to pay Rent with respect to the Properties (including the installment of Basic Rent due on the Expiration Date) shall continue undiminished until, and including, the Expiration Date. All Rent that has accrued on or prior to the Expiration Date that has not previously been paid shall be paid by Lessee on the Expiration Date. Lessor shall have the right, but shall be under no duty, to solicit bids, to inquire into the efforts of Lessee to obtain bids or otherwise to take action in connection with any such sale, other than as expressly provided in this Article XXII.
ARTICLE XXIII
Section 23.1.    Risk of Loss. During the Term, unless Lessee shall not be in actual possession of the Property in question solely by reason of Lessor’s exercise of its remedies of dispossession under Article XVII, the risk of loss or decrease in the enjoyment and beneficial use of such Property as a result of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise is assumed by Lessee, and Lessor shall in no event be answerable or accountable therefor.
ARTICLE XXIV
Section 24.1.    Assignment.
(a)    (Other than permitting a Subsidiary of Lessee to be an alternative Lessee pursuant to Section 2.5) Lessee may not assign, mortgage, pledge or encumber this Lease or any of its rights or obligations hereunder in whole or in part to any Person without the prior written consent of the Agent, the Lessor, and each of the Lenders, with such consent to be given or withheld in the sole discretion of each such party.
(b)    No such assignment or other relinquishment of possession to any Property shall in any way discharge or diminish any of the obligations of Lessee to Lessor hereunder and Lessee shall remain directly and primarily liable under this Lease.
Section 24.2.    Subleases.
(a)    Except as set forth in this Section 24.2, Lessee may not sublet any Property or portion thereof without first obtaining the prior written consent of the Lessor and the Agent, which consent may be given or withheld in the sole discretion of each such party, provided that Lessee may sublease the Expansion Land Portion to Lessor as set forth in the Construction Agency Agreement for the Construction Term.
(b)    Lessee may, without the consent of Lessor or the Agent, sublet a Property only if:
(i)    Lessee remains fully liable for all obligations (including without limitation all Rent and other obligations with respect to such subleased Properties and any other Properties) under this Lease, each Lease Supplement and the other Operative Agreements;
(ii)    Such sublease is in writing, is expressly subject and subordinate to the rights of the Agent and the Financing Parties under this Lease, the Security Agreement, each Mortgage Instrument and all other Operative Agreements and has a term that expires upon the termination or expiration of this Lease, unless Lessee purchases the related Property, in which case, the term of such sublease may continue; and
(iii)    Such sublease is on commercially reasonable terms and at market rates and such Property is at all times used for the purposes set forth in this paragraph and in the definition of “Property.”
(c)    No sublease or other relinquishment of possession to any Property shall in any way discharge or diminish any of Lessee’s obligations to Lessor hereunder and Lessee shall remain directly and primarily liable under this Lease as to the Property so sublet.
(d)    Each insurance policy carried by Lessee pursuant to Article XIV shall be endorsed to name each sublessee under any such sublease as an additional insured. Prior to the effectiveness of any such sublease, Lessee shall deliver a copy thereof to the Lessor and the Agent.
(e)    Promptly, but in any event within five (5) days, following the execution and delivery of any sublease permitted by this Article XXIV, Lessee shall notify Lessor and the Agent of the execution of such sublease.
ARTICLE XXV
Section 25.1.    No Waiver. No failure by Lessor or Lessee to insist upon the strict performance of any term hereof or to exercise any right, power or remedy upon a default hereunder, and no acceptance of full or partial payment of Rent during the continuance of any such default, shall constitute a waiver of any such default or of any such term. To the fullest extent permitted by law, no waiver of any default shall affect or alter this Lease, and this Lease shall continue in full force and effect with respect to any other then existing or subsequent default.
ARTICLE XXVI
Section 26.1.    Acceptance of Surrender. No surrender to Lessor of this Lease or of all or any portion of any Property or of any part of any thereof or of any interest therein shall be valid or effective unless agreed to and accepted in writing by Lessor and the Agent, and no act by Lessor or the Agent or any representative or agent of Lessor or the Agent, other than a written acceptance, shall constitute an acceptance of any such surrender.
Section 26.2.    No Merger of Title. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, in whole or in part, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate, (b) any right, title or interest in any Property, (c) any Notes, or (d) an equity interest in Lessor.
ARTICLE XXVII
Section 27.1.    Notices. Unless otherwise expressly specified or permitted by the terms hereof, all notices, requests, demands, directions, agreements and documents delivered in connection with this Lease shall be delivered as provided in Section 11.3 of the Participation Agreement.
ARTICLE XXVIII
Section 28.1.    Miscellaneous. Anything contained in this Lease to the contrary notwithstanding, all claims against and liabilities of Lessee or Lessor arising from events commencing prior to the expiration or earlier termination of this Lease shall survive such expiration or earlier termination. If any provision of this Lease shall be held to be unenforceable in any jurisdiction, such unenforceability shall not affect the enforceability of any other provision of this Lease and such jurisdiction or of such provision or of any other provision hereof in any other jurisdiction.
Section 28.2.    Amendments and Modifications. None of the terms or provisions of this Agreement may be terminated, amended, supplemented, waived or modified except in accordance with the terms of Section 11.5 of the Participation Agreement.
Section 28.3.    Successors and Assigns. All the terms and provisions of this Lease shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 28.4.    Headings and Table of Contents. The headings and table of contents in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
Section 28.5.    Counterparts. This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same instrument.
Section 28.6.    GOVERNING LAW. THIS LEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICT OF LAWS, EXCEPT TO THE EXTENT THE LAWS OF THE STATE IN WHICH A PROPERTY IS LOCATED MAY GOVERN MATTERS RELATING TO THE PERFECTION, FORECLOSURE AND ENFORCEMENT OF LIENS ON SUCH PROPERTY.
Section 28.7.    Calculation of Rent. All calculation of Rent payable hereunder shall be computed based on the actual number of days elapsed over a year of 360 days.
Section 28.8.    Memoranda of Lease and Lease Supplements. This Lease shall not be recorded; provided Lessor and Lessee have recorded a Memorandum of this Lease and of the applicable Lease Supplement regarding each Property in the local filing office with respect thereto and Lessor and Lessee shall, at Lessee’s cost and expense, execute and file such other documents as may be required under applicable law to sufficiently evidence this Lease or any such Lease Supplement in the applicable real estate filing records.
Section 28.9.    Allocations between the Financing Parties. Notwithstanding any other term or provision of this Lease to the contrary, the allocations of the proceeds of the Properties and any and all other Rent and other amounts received hereunder shall be subject to the inter‑creditor provisions between the Financing Parties contained in the Operative Agreements (or as otherwise agreed among the Financing Parties from time to time).
Section 28.10.    Limitations on Recourse. Notwithstanding anything contained in this Lease to the contrary, Lessee agrees to look solely to Lessor’s estate and interest in the Properties for the collection of any judgment requiring the payment of money by Lessor in the event of liability by Lessor, and no other property or assets of Lessor or any shareholder, member, owner, or partner (direct or indirect) in or of Lessor, or any manager, director, officer, employee, beneficiary or Affiliate of any of the foregoing shall be subject to levy, execution or other enforcement procedure for the satisfaction of the remedies of Lessee under or with respect to this Lease, the relationship of Lessor and Lessee hereunder or Lessee’s use of the Properties or any other liability of Lessor to Lessee, except to the extent expressly provided in Section 7.2 or 11.11 of the Participation Agreement. Nothing in this Section shall be interpreted so as to limit the terms of Sections 6.1 or 6.2.
Section 28.11.    WAIVERS OF JURY TRIAL. THE LESSOR AND THE LESSEE IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LEASE OR ANY COUNTERCLAIM THEREIN.
Section 28.12.    Original Leases. The single executed original of this Lease marked “THIS COUNTERPART IS THE ORIGINAL EXECUTED COUNTERPART” on the signature page thereof and containing the receipt of the Agent therefor on or following the signature page thereof shall be the original executed counterpart of this Lease (the “Original Executed Counterpart”). To the extent that this Lease constitutes chattel paper, as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction, no security interest in this Lease may be created through the transfer or possession of any counterpart other than the Original Executed Counterpart.
Section 28.13.    Mortgage Grant and Remedies. Without limiting any other remedies set forth in this Lease, in the event that a court of competent jurisdiction rules that this Lease constitutes a mortgage, deed of trust, security deed or other secured financing, as is the intent of the parties, then the Lessor and the Lessee agree that the Lessee hereby grants, bargains, sells, conveys, mortgages, and grants a security interest in each Property to Lessor WITH POWER OF SALE to secure the payment of all sums due and owing by Lessee hereunder or under any other Operative Agreement, and that, upon the occurrence of any Event of Default, the Lessor shall have the power and authority, to the extent provided by law or the Operative Agreements, after prior notice and lapse of such time as may be required by law, to foreclose its interest (or cause such interest to be foreclosed) in all or any part of any Property, to appoint or obtain the appointment of a receiver for all or any part of the Property, and to exercise any other right or remedy that may be available under applicable law to the holder of a mortgage, deed of trust, security deed or other secured financing.
Section 28.14.    Exercise of Lessor Rights. The Lessee hereby acknowledges and agrees that the rights and powers of the Lessor under this Lease have been collaterally assigned to the Agent pursuant to the terms of the Security Agreement and the other Operative Agreements, and that the Lessor may have encumbered the Properties by various Mortgage Instruments made by the Lessor in favor of the Agent, all as security for certain indebtedness and obligations described therein of the Lessor to the Agent and the Financing Parties under the Operative Agreements. Lessee hereby consents to said assignment and said Mortgage Instruments in favor of the Agent and further acknowledges and agrees as follows:
(a)    In the event that a court of competent jurisdiction rules that this Lease constitutes a mortgage, deed of trust, security deed or other secured financing as is the intent of the parties, then the Lessor and the Lessee agree that the Lessor’s collateral assignment of this Lease to the Agent shall be deemed to be a collateral assignment of such mortgage, deed of trust, security deed or other secured financing, and the Agent as such collateral assignee shall be entitled to exercise any and all rights and remedies of the Lessor set forth herein during the existence of any Event of Default, including without limitation the Lessor’s rights to obtain a receiver, to obtain possession of the Properties and the rents and revenues thereof, to foreclose this Lease, to sell the Lessee’s interest in the Properties, and to exercise any other rights or remedies that may then be available to the Lessor under applicable law on account of such Event of Default.
(b)    Lessee’s interest in the Properties is junior and subordinate to the lien of any Mortgage Instruments made by the Lessor in favor of the Agent against the respective Properties from time to time in connection with the Operative Agreements; provided, however, that for so long as no Event of Default shall have occurred and be continuing, (i) the Agent shall not disturb Lessee’s possession of the Properties through any foreclosure or other remedial action against the Properties under any Mortgage Instrument, and (ii) if Lessor’s interest in any Property shall be transferred to any Person other than the Lessee as the result of the Agent’s foreclosure or other remedial action under any Mortgage Instrument, the Lessee shall (upon request of the Agent) attorn to such transferee and recognize the transferee as the Lessee’s landlord under this Lease.
(c)    During the existence of an Event of Default, the Agent as holder of the Mortgage Instruments and as collateral assignee of this Lease may exercise any and all rights and remedies that may then be available under applicable law to the Agent in either or both capacities, whether exercised singly, successively or concurrently. Without limiting the generality of the foregoing, the Agent as collateral assignee may enforce the Lessee’s payment obligations under this Lease (regardless of whether this Lease shall be deemed a mortgage, deed of trust, security deed or other secured financing) even if Lessee’s interest and estate in any Property under this Lease shall have been extinguished or forfeited under applicable law through the foreclosure or other enforcement of any Mortgage Instrument.
Section 28.15.    Construction Agency Agreement. During the Construction Term, to the extent that any of the terms or provisions of the Construction Agency Agreement are inconsistent with the terms of this Lease (for example, terms related to Casualty, Condemnation and insurance requirements), then the Construction Agency Agreement shall control with respect to the Expansion Property.
[Signatures on following page.]

IN WITNESS WHEREOF, the parties have caused this Lease to be duly executed and delivered as of the date first above written.

WITNESSES: By: /s/ SABRINA APELAND Name: Sabrina Apeland By: /s/ SHIRLEY RUFFIN Name: Shirley Ruffin	TECH DATA CORPORATION, as Lessee By: /s/ CHARLES V. DANNEWITZ Name: Charles V. Dannewitz Title: Senior Vice President and Treasurer

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WITNESSES: By: /s/ SARAH GRANT Name: Sarah Grant By: /s/ MORGAN OGILVIE Name: Morgan Ogilvie	SUNTRUST BANK, as Lessor By: /s/ DAVID W. PENTER Name: David W. Penter Title: Managing Director
Receipt of this original counterpart of the foregoing Lease is hereby acknowledged as of the date hereof
SUNTRUST EQUITY FUNDING, LLC, as Agent By: Name:

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Acknowledged and Agreed to:
WITNESSES: By: /s/ SABRINA APELAND Name: Sabrina Apeland By: /s/ SHIRLEY RUFFIN Name: Shirley Ruffin	TECH DATA PRODUCT MANAGEMENT, INC., as an alternative Lessee By: /s/ CHARLES V. DANNEWITZ___________ Name: Charles V. Dannewitz Title: Senior Vice President and Treasurer
WITNESSES: By: /s/ SABRINA APELAND Name: Sabrina Apeland By: /s/ SHIRLEY RUFFIN Name: Shirley Ruffin	TD FACILITIES, LTD., as Alternative Lessee By: Tech Data Corporation, its general partner By: /s/ CHARLES V. DANNEWITZ____________ Name: Charles V. Dannewitz Title: Senior Vice President and Treasurer

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